Exhibit 99.1

CONTACT:	Martin de Laureal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
504/729-1400

STEWART ENTERPRISES ANNOUNCES A CASH TENDER OFFER
FOR ALL OF ITS OUTSTANDING
103/4% SENIOR SUBORDINATED NOTES DUE 2008

JEFFERSON, LOUISIANA – January 20, 2005 – Stewart Enterprises, Inc. (Nasdaq NMS: STEI) (the “Company”) announced today that it has commenced a cash tender offer and consent solicitation for all $300 million of its outstanding 103/4% Senior Subordinated Notes due 2008 (CUSIP No. 860370AD7) (the “Notes”).

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on February 2, 2005 (the “Consent Payment Deadline”) will be based primarily on the present value on the initial payment date of $1,053.75 (the redemption price for the Notes on July 1, 2005, which is the earliest redemption date for the Notes), determined based on a fixed spread of 50 basis points over the yield on the Price Determination Date of the 1 1/8% U.S. Treasury Note due June 30, 2005. The Price Determination Date will be 2:00 p.m., New York City time, on February 4, 2005 (unless the Company extends the tender offer prior to the Price Determination Date, in which case such date will be the tenth business day prior to expiration of the tender offer). Holders who validly tender their Notes by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on or about February 11, 2005.

In connection with the tender offer, the Company is soliciting consents to proposed amendments to the indenture governing the Notes, which would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the Consent Payment Deadline. Holders may not tender their Notes without delivering consents, and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 18, 2005, unless extended or earlier terminated. However, no consent payments will be made in respect of Notes tendered after the Consent Payment Deadline. Tendered Notes may not be withdrawn and consents may not be revoked after the time the Company and the trustee for the Notes execute an amendment to the indenture governing the Notes to effect the proposed amendments, which is expected to be 5:00 p.m., New York City time, on February 2, 2005. Any extension, delay, termination or amendment of the tender offer and consent solicitation will be followed as promptly as practicable by a public announcement thereof.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of sufficient debt financing to consummate the tender offer and consent solicitation on terms satisfactory to the Company and the receipt of consents from holders of a majority in principal amount of the outstanding Notes. The Company has not yet entered into definitive agreements with respect to its contemplated debt financing for the tender offer and consent solicitation, and no assurance can be given that such financing will be completed satisfactorily.

Assuming all the Notes are purchased in the tender offer, the Company expects to incur an early extinguishment of debt charge of approximately $29 million, as compared to a charge of approximately $20 million if the Company would have called the Notes on July 1, 2005, the first call date. The financial impact of the $9 million incremental charge for the tender offer will be partially offset by anticipated interest cost savings resulting from refinancing the debt five months earlier at lower interest rates. The actual charge related to the tender offer and the interest savings anticipated will vary with changes in the financial markets.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005, copies of which may be obtained by contacting D. F. King and Co., Inc., the depositary and information agent for the offer, at (212) 269-5550 (collect) or (800) 659-5550 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (212) 847-5834 (collect) or (888) 292-0070 (U.S. toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 20, 2005.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.